Exhibit 99.2

Cleantech Solutions International Enters into Conditional Share Swap Agreement with Ever-Long Holdings Limited to Enter Investment Management Business

HONG KONG, Dec. 6, 2017 -- Cleantech Solutions International, Inc. ("Cleantech Solutions" or "the Company") (“CLNT”) (Nasdaq: CLNT) today announced that its wholly-owned subsidiary, EC Assets Management Limited ("EC Assets"), has entered into a conditional share swap agreement (“agreement”) with Ever-Long Holdings Limited and certain of its officers and directors (“Ever-Long Parties”), to acquire a 51% interest in the issued share capital of Brighten Holdings Int’l Limited (“Brighten”), a subsidiary of Styland Holdings Limited, a Hong-Kong-listed company (0211.HK). The terms of the agreement stipulate that the Ever-Long Parties shall transfer 51% of Brighten’s issued share capital (which is valued at US$16,447,500, based on 510,000 ordinary voting shares at a price of US$32.25 per Brighten share). In exchange, the Company shall issue a certain number of its shares of common stock, representing 19.5% of the issued and outstanding shares of CLNT, and a 5-year interest-free promissory note with a principal amount of US$13,762,125 to Brighten. The agreement is subject to various conditions, including entry into a definitive agreement satisfactory to both parties and legal and financial due diligence.

Brighten is a boutique investment firm specializing in securitization, mergers and acquisitions, and direct investments into technology companies related to the sharing economy, O2O (offline to online and vice versa), and Fintech (finance technology). For the first half of its fiscal year 2017, Brighten has recorded an unaudited net profit of HK$25 million, and it is currently engaged in either direct investments or joint ventures of more than 30 technology companies.

“We are excited to establish a collaborative relationship with CLNT as it focuses on developing its sharing economy businesses and pursuing technology and media innovation acquisitions,” said Peter Woo, COO of Brighten. “CLNT has been actively involved in the acquisition of innovative technology and media businesses, which are the sectors Brighten has been actively investing in as well. The collaboration will provide Brighten with a broader global platform to further expand our innovative technology investment options and provide more fruitful returns to our investors.”

"Our collaboration with Brighten opens some promising new growth areas for us as we explore innovative technology and media acquisition opportunities, as well as opening up a new investment management function in the group," said Parkson Yip, COO of Cleantech Solutions. "Brighten is led by industry veterans with extensive expertise in the capital markets at top-tier financial institutions. We believe Brighten’s expertise in investment management and direct investments in innovative technology and media companies, combined with our own competitive advantages and available resources, will result in an extremely beneficial collaboration for both parties.”

There can be no assurances that the parties may enter into any agreement to do a transaction, and even if an agreement is entered into, there can be no assurances that such transaction will be consummated.

About Cleantech Solutions International

Cleantech Solutions International (“CLNT”), through its affiliated companies, designs, manufactures and distributes a line of proprietary high and low temperature dyeing and finishing machinery to the textile industry.  The Company's latest business initiatives are focused on targeting the technology and global sharing economy markets, by developing online platforms and rental business partnerships that will drive the global development of sharing through economical rental business models.

About Brighten International Holdings

Brighten is a boutique investment firm specializing in securitization, mergers and acquisitions, and direct investments into technology companies related to the sharing economy, O2O (offline to online and vice versa), and Fintech (finance technology). As a Fintech firm primarily operated by financial professionals, Brighten has successfully structured, invested, organized and managed an ecosystem of technology companies to achieve profitability. As of the first half of this financial year ending in March 2018, Brighten has achieved a net profit of about HKD25 million.

Safe Harbor Statement

This release contains certain "forward-looking statements" relating to the business of the Company and its subsidiary and affiliated companies and certain potential transactions that they may enter into. These forward looking statements are often identified by the use of forward looking terminology such as "believes," "expects" or similar expressions. Such forward looking statements involve known and unknown risks and uncertainties that may cause actual results to be materially different from those described herein as anticipated, believed, estimated or expected. The Company's actual results could differ materially from those anticipated in these forward-looking statements as a result of a variety of factors, including those discussed in the Company's periodic reports that are filed with the Securities and Exchange Commission and available on its website, including factors described in "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" in our Form 10-K for the year ended December 31, 2016 and in our Form 10-Q for the quarter ended September 30, 2017. All forward-looking statements attributable to the Company or to persons acting on its behalf are expressly qualified in their entirety by these factors other than as required under the securities laws. The Company does not assume a duty to update these forward-looking statements.

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Contact Information:

Cleantech Solutions International, Inc.
Parkson Yip, Chief Operating Officer
parkson.yip@cleantechsolutionsinternational.com
+852-31060372

Joseph Chow, Director of Investor Relations

ir@cleantechsolutionsinternational.com

Web: www.cleantechsolutionsinternational.com